SOUTHWEST AIRLINES REPORTS SEPTEMBER TRAFFIC

DALLAS, TEXAS – October 5, 2018 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its September, third quarter, and year-to-date 2018 preliminary traffic statistics.

The Company flew 10.0 billion revenue passenger miles (RPMs) in September 2018, an increase of 5.3 percent from the 9.5 billion RPMs flown in September 2017. Available seat miles (ASMs) increased 6.8 percent to 12.4 billion in September 2018, compared with September 2017 ASMs of 11.6 billion. The September 2018 load factor was 80.5 percent, compared with 81.7 percent in September 2017.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415
www.southwestairlinesinvestorrelations.com

Media Contact:
Southwest Airlines Media Relations
214-792-4847

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

SEPTEMBER
	2018	2017	Change
Revenue passengers carried	10,272,958	9,892,965	3.8%
Enplaned passengers	12,496,426	11,925,104	4.8%
Revenue passenger miles (000s)	9,988,974	9,489,624	5.3%
Available seat miles (000s)	12,405,345	11,610,795	6.8%
Load factor	80.5%	81.7%	(1.2) pts.
Average length of haul	972	959	1.4%
Trips flown	108,653	104,379	4.1%

THIRD QUARTER
	2018	2017	Change
Revenue passengers carried	33,860,286	33,029,537	2.5%
Enplaned passengers	41,424,418	40,232,993	3.0%
Revenue passenger miles (000s)	34,024,307	33,128,227	2.7%
Available seat miles (000s)	40,569,507	39,053,164	3.9%
Load factor	83.9%	84.8%	(0.9) pts.
Average length of haul	1,005	1,003	0.2%
Trips flown	347,555	341,086	1.9%

YEAR-TO-DATE
	2018	2017	Change
Revenue passengers carried	100,458,039	96,561,189	4.0%
Enplaned passengers	121,898,393	117,248,334	4.0%
Revenue passenger miles (000s)	99,606,339	96,851,582	2.8%
Available seat miles (000s)	119,428,256	115,924,258	3.0%
Load factor	83.4%	83.5%	(0.1) pts.
Average length of haul	992	1,003	(1.1)%
Trips flown	1,027,699	1,010,703	1.7%

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SW-T